                                                                  Exhibit 12(c)

                     HSBC AMERICAS, INC. AND SUBSIDIARIES
           CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                     AND DIVIDENDS ON PREFERRED STOCK (a)
                       (EXCLUDING INTEREST ON DEPOSITS)
                         (IN MILLIONS, EXCEPT RATIOS)

                                                               Six Months
                                                            Ended June 30, (b)           Years Ended December 31,
                                                            --------------------    --------------------------------------
                                                            1996    1995             1995    1994    1993    1992    1991
                                                            ----    ----             ----    ----    ----    ----    ----
Income (Loss) Before Cumulative Effect of Changes in
 Accounting Principle and Extraordinary Item               $175    $138             $284     ($37) ($230)    ($88)  ($174)
Applicable Income Tax Expenses (Credit)                      88     (22)              52      126     22       30      27
Undistributed Equity Earnings (c)                             1       0 (d)            0        4      4        4       5
Fixed Charges:
 Interest On:
  Borrowed Funds                                             64      42               81       81     83       59     143
  Long-Term Debt                                             23      26               50       86    116      155     183
One Third of Rents, Net of Income from Subleases (a)          6       6               12       11     14       13      13
                                                             --      --               --       --     --       --      --
Total Fixed Charges                                          93      74              143      178    213      227     339
Earnings (Loss) Before Taxes Based on
 Income and Fixed Charges                                  $355    $190             $479     $263     $1     $165    $187
                                                           ====    ====             ====     ====     ==     ====    ====

Total Fixed Charges                                         $93     $74             $143     $178   $213     $227    $339
Preferred Stock Dividends                                     3       3                6        6      6        6       7
  Ratio of Pretax income (Loss) to Income (Loss)
  After Applicable Income Tax Expenses                     1.50    (f)              1.18     (f)    (f)      (f)     (f)
                                                           ----    ---              ----     ---    ---      ---     ---
Total Preferred Stock Dividend Factor                         4       3                7        6      6        6       7
Fixed Charges, Including Preferred Stock Dividend Factor    $97     $77             $150     $184   $219     $233    $346
                                                            ===     ===             ====     ====   ====     ====    ====
Consolidated Ratio of Earnings to Combined Fixed
 Charges and Dividends on Preferred Stock                  3.66    2.47             3.19     1.43   0.00     0.71    0.54
                                                           ====    ====             ====     ====   ====     ====    ====

(a) The Six Months Ended June 30, 1995 and the years Ended December 31, 1995 to 1991 have been restated to include the results of Oleifera Investments, Ltd. merged with the Corporation on January 1, 1996.
(b) Unaudited
(c) Undistributed equity earnings of less than fifty percent owned competition.
(d) Less than $500,000.
(e) The portion deemed representative of the interest factor.
(f) Ratio is less than one, therefore actual preferred stock dividend amount used.
* The amount by which earnings for the years ended December 31, 1993, 1992, and 1991 were insufficent to cover combined fixed charges and dividends on preferred stock were $218 million, $68 million and $159 million respectively (excluding and including interest on deposits).